Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Post-Effective Amendment No. 1 to the Registration Statement (Form S-8 No. 333-218637) pertaining to the United Airlines Holdings, Inc. Amended and Restated 2021 Incentive Compensation Plan and the United Continental Holdings, Inc. 2017 Incentive Compensation Plan of our reports dated March 1, 2021, with respect to the consolidated financial statements of United Airlines Holdings, Inc., and the effectiveness of internal control over financial reporting of United Airlines Holdings, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2020, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, IL

May 27, 2021